Exhibit 5.1

Attorneys at Law

641 Lexington Avenue| 14th Floor

New York, New York 10022

Dial: 212.335.0466

Fax: 917.688.4092

info@foleyshechter.com

www.foleyshechter.com

July 17, 2025

LiveOne, Inc.

269 South Beverly Drive, Suite 1450

Beverly Hills, CA 90212

Re:	Registration Statement on Form S-3; 13,608,334 shares of Common Stock, $0.001 par value per share

To the addressee set forth above:

We have acted as counsel to LiveOne, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 13,608,334 shares of common stock (the “Shares”), $0.001 par value per share (the “Common Stock”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 26, 2025 (as amended or supplemented from time to time, the “Registration Statement”), and are being offered pursuant to a base prospectus dated February 26, 2025 (the “Base Prospectus”) and a prospectus supplement dated July 15, 2025 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement dated July 15, 2025 between the Company and Lucid Capital Markets, LLC (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

In connection with this opinion letter, we have examined the Underwriting Agreement, the Registration Statement, the Prospectus and originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, as amended, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We are opining herein as to the General Corporation Law of the State of Delaware and in paragraph 2 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability to the opinions expressed herein, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issue of any of the Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate of Incorporation, as amended, and by the board of directors of the Company in connection with the offering contemplated by the Registration Statement and the Prospectus.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (d) other applicable exceptions; and (e) the severability, if invalid, of provisions to the foregoing effect.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated July 15, 2025 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Foley Shechter Ablovatskiy LLP